Exhibit 23


Consent of Independent Accountants




Ford Motor Company
The American Road
Dearborn, Michigan

Re:      Ford Motor Company Registration Statement
         Nos. 333-58861, 333-49551, 333-47451


We consent to the incorporation by reference in the above Registration Statement of our report dated June 12, 1998, to the Board of Directors of Ford Motor Company and PRIMUS Automotive Financial Services, Inc. with respect to the financial statements of the PRIMUS Automotive Financial Services, Inc. Prime Account 401(k) Tax Deferred Savings Plan at December 31, 1997 and 1996, and for the year ended December 31, 1997, which is included in this Annual Report on Form 11-K.



/s/Coopers & Lybrand L.L.P.

400 Renaissance Center
Detroit, Michigan 48243
June 29, 1998





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